For Immediate Release                        CONTACT:
Thomas M. Dugan
Vice President of Finance and Treasurer
Shiloh Industries, Inc.
(330) 558-2600

SHILOH INDUSTRIES REPORTS Third Quarter 2011 Results

Valley City, OH, August 25, 2011 - Shiloh Industries, Inc. (Nasdaq: SHLO) today reported financial results for the third quarter of its fiscal year ending October 31, 2011.

Third Quarter 2011 Highlights

•	Sales revenue for the quarter increased to $128.2 million, an increase of 11.6% from the prior year quarter. Year to date, sales revenues were $374.0 million, a 13.1% increase over the prior year.

•	Operating income was $3.2 million for the quarter and $10.2 million year to date.

•	Net debt to total capitalization ratio of 22.6% as of July 31, 2011.

•
The Company recorded a one-time restructuring charge of $0.35 million for the impact of the severance agreement related to the previously announced closure of the Mansfield facility. Additionally, a one-time discrete tax item was recorded in the quarter. The combined impact of these one-time items are $0.03 per share diluted.

•	Reported net income of $0.10 per share diluted for the quarter. Year to date net income was $0.33 per share diluted compared to $0.28 per share diluted in the prior year.

Sales for the third quarter ended July 31, 2011 were $128.2 million, an increase of $13.3 million or 11.6% from last year's third quarter sales of $114.9. Sales revenue increased as a result of the year over year improvement in the overall North American car and light truck production volumes of 1.0%. The traditional domestic manufacturers' production increased by 10.6% over the third quarter of 2010. The Company's sales surpassed the industry statistics due to a higher concentration of sales tied to the traditional domestic manufactures, new programs launched since last year's third quarter, conquest business awards and an increase in our heavy truck business.
The Company reported operating income, after a one-time restructuring charge of $0.35 million, of $3.2 million or 2.5% of sales for the third quarter of fiscal year 2011 as compared to $4.0 million or 3.5% of sales in the prior year third quarter. Net income for the third quarter of fiscal year 2011, which includes a one-time discrete tax item of $0.22 million, was $1.7 million or $0.10 per share diluted as compared to net income for the third quarter of fiscal year 2010 of $2.0 million or $0.12 per share diluted. The Manufacturing and Selling, General and Administrative costs increased in the third quarter of fiscal year 2011 as expected, compared to the third quarter of fiscal year 2010 as a result of the implemented increase in payroll and benefit expenses, which were restored to pre-crisis levels, and the increased labor costs associated with the higher production volumes, preparation for new program launches, the phase out of the Company's Mansfield facility and the start-up costs related to the Company's Bowling Green facility.
Interest expense was $0.3 million for the quarter compared to $0.9 million in the third quarter of the prior year due to a reduction in the level of average borrowed funds and the impact of the Amended and Restated Credit Agreement entered into on April 19, 2011, which lowered the average borrowing rate compared to the prior year third quarter.

First Nine Months 2011 Results
Sales for the first nine months of fiscal year 2011 were $374.0 million, which reflects an increase of $43.4 million or 13.1% as compared to the first nine months of the prior year. The restoration of wage and benefits increased Manufacturing and Selling, General and Administrative costs by $2.9 million compared to the prior year. Operating income for the first nine months of fiscal year 2011 was $10.2 million compared to an operating income of $10.2 million in the first nine months of fiscal year 2010. Net income for the first nine months of fiscal year 2011 was $5.6 million or $0.33 per share diluted as compared to $4.6 million or $0.28 per share diluted in the prior year.
Interest expense was reduced by $1.9 million from the prior year levels due to a reduction in the level of average borrowed funds and lower average borrowing rates in the first nine months of fiscal year 2011 as compared to the first nine months of fiscal year 2010.

In commenting on the results of the third quarter of fiscal year 2011, Theodore K. Zampetis, President and CEO, said “The automotive build levels in North America in both the car and light truck market continue to show year over year improvement with the growth year to date primarily in the traditional domestic manufacturers which is contributing to our growth in sales along with new program launches and new business for our Bowling Green, KY facility. However, the impact on certain new domestic automakers' production schedules in our third quarter was severe as a result of the March natural disaster disruptions in Japan. We are pleased to see their production schedules are gradually recovering in the current quarter.”

Mr. Zampetis concluded, “With the forecasted continued improvement in automotive build levels for our fourth quarter 2011 and fiscal 2012, our focus remains on our key strategic priorities of advanced technology developments in product and process innovation, sales and new business development, and continued optimization of our manufacturing operations and overall operating excellence.”

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 14 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee, Kentucky, and Mexico, and employs approximately 1,250.

A conference call to discuss the third quarter of fiscal year 2011 results will be held on Thursday, August 25, 2011, at 11:00 a.m. (ET). To listen to the conference call, dial (888) 500-6955 approximately five minutes prior to the start time and request the Shiloh Industries third quarter conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel and utility costs; work stoppages and strikes at the Company's facilities and that of the Company's customers or suppliers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions, including increased energy costs affecting car and light truck production, and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any production cutbacks or bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and consumer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Credit Agreement or a decrease in customer demand which could cause a covenant default under the Credit Agreement; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in the Company's other public filings with the Securities and Exchange Commission. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this release.
The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents the Company files from time to time with the Securities and Exchange Commission.

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	July 31, 2011	October 31, 2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$85	$34
Accounts receivable, net of allowance for doubtful accounts of $189 and $209 at July 31, 2011 and October 31, 2010, respectively	67,636	72,076
Related-party accounts receivable	536	984
Income tax receivable	2,119	1,163
Inventories, net	41,128	20,919
Deferred income taxes	2,074	2,631
Prepaid expenses	2,285	2,588
Total current assets	115,863	100,395
Property, plant and equipment, net	123,047	125,093
Deferred income taxes	1,134	1,432
Other assets	1,304	727
Total assets	$241,348	$227,647
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$730	$721
Accounts payable	59,620	54,172
Other accrued expenses	20,042	17,652
Total current liabilities	80,392	72,545
Long-term debt	30,550	26,900
Long-term benefit liabilities	21,612	24,485
Other liabilities	1,723	1,538
Total liabilities	134,277	125,468
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 per share; 5,000,000 shares authorized; no shares issued and outstanding at July 31, 2011 and October 31, 2010, respectively	—	—
Common stock, par value $.01 per share; 25,000,000 shares authorized; 16,754,596 and 16,567,459 shares issued and outstanding at July 31, 2011 and October 31, 2010, respectively	168	166
Paid-in capital	63,678	62,317
Retained earnings	66,123	62,480
Accumulated other comprehensive loss: Pension related liability, net	(22,898)	(22,784)
Total stockholders’ equity	107,071	102,179
Total liabilities and stockholders’ equity	$241,348	$227,647

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2011	2010	2011	2010
Revenues	$128,191	$114,859	$374,028	$330,586
Cost of sales	118,942	106,030	346,837	305,671
Gross profit	9,249	8,829	27,191	24,915
Selling, general and administrative expenses	5,810	4,804	16,849	14,719
Asset recovery	(88)	—	(230)	(48)
Restructuring charges	352	—	352	—
Operating income	3,175	4,025	10,220	10,244
Interest expense	307	854	1,271	3,124
Interest income	3	—	3	2
Other income (expense), net	(3)	(18)	108	(43)
Income before income taxes	2,868	3,153	9,060	7,079
Provision for income taxes	1,177	1,116	3,414	2,489
Net income	$1,691	$2,037	$5,646	$4,590
Earnings per share:
Basic earnings per share	$0.10	$0.12	$0.34	$0.28
Basic weighted average number of common shares	16,753	16,544	16,702	16,524
Diluted earnings per share	$0.10	$0.12	$0.33	$0.28
Diluted weighted average number of common shares	16,863	16,754	16,858	16,661

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)
(Unaudited)

	Nine Months Ended July 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,646	$4,590
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,233	20,111
Recovery of impairment	(230)	(48)
Amortization of deferred financing costs	432	575
Deferred income taxes	741	184
Stock-based compensation expense	586	518
Loss (gain) on sale of assets	(17)	60
Changes in operating assets and liabilities:
Accounts receivable	4,889	1,476
Inventories	(20,209)	(227)
Prepaids and other assets	169	(2,389)
Payables and other liabilities	(1,446)	(6,690)
Accrued income taxes	(711)	4,162
Net cash provided by operating activities	7,083	22,322
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14,798)	(2,068)
Proceeds from sale of assets	237	52
Net cash used in investing activities	(14,561)	(2,016)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	730	642
Repayments of short-term borrowings	(721)	(593)
Payment of dividends	(2,004)	—
Decrease (increase) in overdraft balances	6,217	(735)
Proceeds from long-term borrowings	16,700	3,700
Repayments of long-term borrowings	(13,050)	(22,812)
Payment of deferred financing costs	(875)	(358)
Proceeds from exercise of stock options	532	106
Net cash provided by (used) in financing activities	7,529	(20,050)
Net increase in cash and cash equivalents	51	256
Cash and cash equivalents at beginning of period	34	127
Cash and cash equivalents at end of period	$85	$383
Supplemental Cash Flow Information:
Cash paid for interest	$912	$2,661
Cash paid for (refund of) income taxes	$3,200	$(1,751)